Exhibit 99.1

Veeco Instruments Inc. 2.70% Convertible Senior Notes due 2023 Supplemental Information

Summary of Terms

Principal ($mm)	345	Includes fully exercised greenshoe of $45mm
Term (years)	6	Matures on January 15, 2023
Convertible coupon rate	2.70%
Indicative straight debt rate	~7.50%
Closing Price	$ 27.80	VECO stock closing price on January 11, 2017
Conversion premium	44%	Above January 11, 2017 close
Conversion price	$ 40.03

GAAP Interest Expense		Non-GAAP Interest Expense		Potential Dilution

Effective interest rate	~7.5%	Convertible notes interest rate	2.70%	Share Price	Shares (mm)
Annual pre-tax interest ($mm)		Annual pre-tax interest ($mm)		<$40.00	0.00
2017	~19.38	2017	~8.94	$40.00	0.00
2018	~20.99	2018	~9.32	$42.00	0.40
2019	~21.89	2019	~9.32	$44.00	0.78
2020	~22.85	2020	~9.32	$46.00	1.12
2021	~23.89	2021	~9.32	$48.00	1.43
2022	~25.01	2022	~9.32	$50.00	1.72
2023	~1.01	2023	~0.37	$52.00	1.98

Reconciliation of GAAP Interest Expense to Non-GAAP Interest Expense

Time Period	GAAP Interest Expense	Non-Cash Interest Expense	Non-GAAP Interest Expense	Accreted Principal(1)
2017	~19.38	~10.44	~8.94	~276
2018	~20.99	~11.67	~9.32	~288
2019	~21.89	~12.57	~9.32	~301
2020	~22.85	~13.53	~9.32	~314
2021	~23.89	~14.57	~9.32	~329
2022	~25.01	~15.69	~9.32	~344
2023	~1.01	~0.64	~0.37	~345

Amounts may not calculate precisely due to rounding

GAAP Interest Expense is the pre-tax interest expense based on the indicative interest rate for straight debt of ~7.50%.  Non-Cash Interest Expense represents the accretion of  debt discount.  Non-GAAP Cash Interest Expense is the difference between GAAP Interest Expense and Non-Cash Interest Expense.

(1) The Accreted Principal amount represents the fair value of the debt at issuance, which is included in Long Term Debt.  This value increases over time by the amount of Non-Cash Interest Expense.

These Non-GAAP financial measures may be different from Non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These Non-GAAP financial measures may be useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making.  Investors are encouraged to review the reconciliation of the Non-GAAP financial measures to their most directly comparable GAAP financial measures.

About Veeco

Veeco’s process equipment solutions enable the manufacture of LEDs, displays, power electronics, compound semiconductors, hard disk drives, semiconductors, MEMS and wireless chips. We are the leader in MOCVD, MBE, Ion Beam, Wet Etch single wafer processing and other advanced thin film process technologies. Our high performance systems drive innovation in energy efficiency, consumer electronics and network storage and allow our customers to maximize productivity and achieve lower cost of ownership. For information on our company, products and worldwide service and support, please visit www.veeco.com.

Forward Looking Statements

To the extent that this document discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2015 and in our subsequent quarterly reports on Form 10-Q, current reports on Form  8-K and press releases. Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.